Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Olivia Snyder, Manager, Investor Relations
(617) 219-1410

Office Properties Income Trust Announces First Quarter 2020 Results
Since January 1, 2020, Have Sold Six Properties for $85.4 Million
First Quarter Net Income of $10.8 Million, or $0.23 Per Share
First Quarter Normalized FFO of $67.6 Million, or $1.40 Per Share
First Quarter CAD of $47.4 Million, or $0.98 Per Share
Completed 589,000 Square Feet of Leasing in the First Quarter for a 4.1% Roll-Up in Rents

Newton, MA (May 1, 2020): Office Properties Income Trust (Nasdaq: OPI) today announced its financial results for the quarter ended March 31, 2020.

David Blackman, President and Chief Executive Officer of OPI, made the following statement:

“OPI continues to actively monitor the COVID-19 pandemic and resulting impact on our business, stakeholders and communities. We believe the near term impact to our company will not be material due to the strength of our tenant base, with approximately 62.2% of annualized rental income paid by investment grade tenants. More than half of our annualized rental income comes from tenants in essential industries like government, technology and communications, while we have minimal exposure to at risk industries, like retail, food service and office co-working. To date we have granted rent assistance to tenants representing approximately 70 basis points of contractual rents over the period of April through July 2020. Typically rent assistance provides for a 30 day rent deferral that will be repaid over 12 months beginning in the fall of 2020.

Along with our portfolio stability, we believe that our liquidity and low leverage provide safety for our business as we navigate through these uncertain economic times. As announced last month, we were pleased to maintain our regular distribution to shareholders. In addition, today we announced a 56.1% CAD payout ratio for the first quarter, providing cushion to our current distribution as we manage our capital expenditures for the remainder of the year. We have approximately $395 million available under our unsecured revolving credit facility and no significant debt maturities until 2022. Additionally, we sold $85.4 million of properties in the first quarter, maintaining leverage below our target range. Given the current economic conditions, we are carefully considering our capital allocation strategy and believe our company is well positioned to opportunistically deploy capital during 2020.”

Results for the Quarter Ended March 31, 2020:

Net income for the quarter ended March 31, 2020 was $10.8 million, or $0.23 per diluted share, compared to net income of $34.0 million, or $0.71 per diluted share, for the quarter ended March 31, 2019. Net income for the quarter ended

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

March 31, 2020 includes a $10.8 million, or $0.22 per diluted share, gain on sale of real estate, partially offset by a $3.3 million, or $0.07 per diluted share, loss on early extinguishment of debt. Net income for the quarter ended March 31, 2019 includes a $22.1 million, or $0.46 per diluted share, unrealized gain on equity securities related to OPI's former investment in The RMR Group Inc., or RMR Inc., which was sold on July 1, 2019, and a $22.1 million, or $0.46 per diluted share, gain on sale of real estate, partially offset by a $3.2 million, or $0.07 per diluted share, loss on impairment of real estate. The weighted average number of diluted common shares outstanding was 48.1 million for the quarter ended March 31, 2020 and 48.0 million for the quarter ended March 31, 2019.

Normalized funds from operations, or Normalized FFO, and cash available for distribution, or CAD, for the quarter ended March 31, 2020 were $67.6 million, or $1.40 per diluted share, and $47.4 million, or $0.98 per diluted share, respectively, compared to Normalized FFO and CAD for the quarter ended March 31, 2019 of $73.3 million, or $1.53 per diluted share, and $53.5 million, or $1.11 per diluted share, respectively.

Reconciliations of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, Normalized FFO and CAD for the quarters ended March 31, 2020 and 2019 appear later in this press release.

Leasing and Occupancy Results:

During the quarter ended March 31, 2020, OPI entered new and renewal leases for an aggregate of 589,000 rentable square feet at weighted (by rentable square feet) average rents that were 4.1% above prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was 4.8 years and leasing concessions and capital commitments were $12.9 million, or $4.60 per square foot, per lease year.

As of March 31, 2020, 91.5% of OPI’s total rentable square feet was leased, compared to 89.6% as of March 31, 2019. Occupancy for properties owned continuously since January 1, 2019, or same properties, was 92.6% as of March 31, 2020, compared to 93.2% as of March 31, 2019. Same property cash basis net operating income, or Cash Basis NOI, increased 1.2% for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019.

Reconciliations of net income determined in accordance with GAAP to net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to same property NOI and same property Cash Basis NOI, for the quarters ended March 31, 2020 and 2019, appear later in this press release.

As a result of the COVID-19 pandemic, OPI anticipates that leasing activity for the second quarter of 2020 may slow, but also believes that overall tenant retention levels may increase. Also as a result of the COVID-19 pandemic, OPI has granted temporary rent assistance to date totaling $1.4 million to 18 tenants pursuant to a deferred payment plan whereby these tenants will pay, in most cases one month of rent, over a 12-month period beginning in September 2020. While it is still early to assess the full impact the COVID-19 pandemic will have on OPI's business, OPI believes it will benefit from the approximately 62.2% of annualized rental income paid by investment grade tenants, the majority of which is made up of government tenants, and the diversity of its tenant base, both geographically and by industry, which may help mitigate the economic impact caused by the COVID-19 pandemic.

Recent Acquisition Activities:

On February 21, 2020, OPI acquired a property adjacent to a property it owns in Boston, MA for a purchase price of $11.5 million, excluding acquisition related costs.

Recent Property Disposition Activities:

Since January 1, 2020, OPI sold the following six properties containing a combined 0.7 million rentable square feet for an aggregate sales price of $85.4 million, excluding closing costs:

Date Sold	Location	Number of Properties	Square Feet	Gross Sales Price (1)
January 2020	Stafford, VA	2	64,656	$14,063,000
January 2020	Windsor, CT	1	97,256	7,000,000
February 2020	Lincolnshire, IL	1	222,717	12,000,000
March 2020	Trenton, NJ	1	267,025	30,100,000
March 2020	Fairfax, VA	1	83,130	22,200,000
		6	734,784	$85,363,000
(1)Gross sales price is equal to the gross contract price, includes purchase price adjustments, if any, and excludes closing costs.

The six properties OPI sold for an aggregate sales price of approximately $85.4 million since January 1, 2020 had an average age of 22 years, an average occupancy of 94% and a weighted average lease term of 6.0 years.

Recent Financing Activities:

As previously announced, on January 3, 2020, OPI redeemed, at par plus accrued interest, all $400.0 million of its 3.60% senior unsecured notes due 2020 using cash on hand, proceeds from property sales and borrowings under its revolving credit facility.

In March 2020, in connection with the sale of one property in Fairfax, VA, OPI prepaid, at a premium plus accrued interest, a mortgage note secured by that property with an outstanding principal balance of $13.1 million, an annual interest rate of 5.9% and a maturity date in August 2021.

Also in March 2020, OPI prepaid, at a premium plus accrued interest, a mortgage note secured by one property with an outstanding principal balance of $66.8 million, an annual interest rate of 4.0% and a maturity date in September 2030 using cash on hand and borrowings under its revolving credit facility.

In April 2020, OPI prepaid, at par plus accrued interest, a mortgage note secured by one property with an outstanding principal balance of $32.7 million, an annual interest rate of 5.7% and a maturity date in July 2020 using cash on hand and borrowings under its revolving credit facility.

Recent Distribution Activities:

In April 2020, OPI announced a regular quarterly cash distribution on its common shares of $0.55 per share ($2.20 per share per year), maintaining its previous distribution rate. This distribution will be paid to OPI's common shareholders of record as of the close of business on April 13, 2020 and distributed on or about May 21, 2020.

Conference Call:

At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, David Blackman, Chief Financial Officer and Treasurer, Matthew Brown, and Vice President, Christopher Bilotto, will host a conference call to discuss OPI’s first quarter 2020 financial results.

The conference call telephone number is (877) 328-1172. Participants calling from outside the United States and Canada should dial (412) 317-5418. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Friday, May 8, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10141284.

A live audio webcast of the conference call will also be available in a listen only mode on OPI’s website, at www.opireit.com. Participants wanting to access the webcast should visit OPI’s website about five minutes before the call. The archived webcast will be available for replay on OPI’s website following the call for about one week. The transcription, recording and retransmission in any way of OPI’s first quarter conference call are strictly prohibited without the prior written consent of OPI.

Supplemental Data:

A copy of OPI’s First Quarter 2020 Supplemental Operating and Financial Data is available for download at OPI’s website, www.opireit.com. OPI’s website is not incorporated as part of this press release.

Non-GAAP Financial Measures:

OPI presents certain “non-GAAP financial measures” within the meaning of applicable rules of the Securities and Exchange Commission, or SEC, including FFO, Normalized FFO, CAD, Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of OPI’s operating performance or as measures of OPI’s liquidity. These measures should be considered in conjunction with net income as presented in OPI's condensed consolidated statements of income. OPI considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a real estate investment trust, or REIT, along with net income. OPI believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of OPI’s operating performance between periods and with other REITs and, in the case of Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations of OPI's properties.

Please see the pages attached hereto for a more detailed statement of OPI’s operating results and financial condition and for an explanation of OPI’s calculation of FFO, Normalized FFO, CAD, Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI and a reconciliation of those amounts to amounts determined in accordance with GAAP.

OPI is a REIT focused on owning, operating and leasing properties primarily leased to single tenants and those with high credit quality characteristics such as government entities. OPI is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

Office Properties Income Trust
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Rental income	$149,885	$174,777

Expenses:
Real estate taxes	16,807	18,392
Utility expenses	7,012	9,381
Other operating expenses	25,880	30,136
Depreciation and amortization	62,943	77,521
Loss on impairment of real estate (1)	—	3,204
Acquisition and transaction related costs (2)	—	584
General and administrative	7,109	8,723
Total expenses	119,751	147,941

Gain on sale of real estate (3)	10,756	22,092
Dividend income	—	980
Gain on equity securities (4)	—	22,128
Interest and other income	706	248
Interest expense (including net amortization of debt premiums, discounts and issuance costs of $2,283 and $2,841, respectively)	(27,159)	(37,133)
Loss on early extinguishment of debt (5)	(3,282)	(414)
Income before income tax expense and equity in net losses of investees	11,155	34,737
Income tax expense	(39)	(483)
Equity in net losses of investees	(276)	(235)
Net income	$10,840	$34,019

Weighted average common shares outstanding (basic)	48,095	48,031
Weighted average common shares outstanding (diluted)	48,095	48,046

Per common share amounts (basic and diluted):
Net income	$0.23	$0.71

See Notes on pages 6 and 7.

Office Properties Income Trust
Funds from Operations, Normalized Funds from Operations and Cash Available for Distribution
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Calculation of FFO, Normalized FFO and CAD (6)(7):
Net income	$10,840	$34,019
Add (less): Depreciation and amortization:
Consolidated properties	62,943	77,521
Unconsolidated joint venture properties	1,241	1,751
Loss on impairment of real estate (1)	—	3,204
Gain on sale of real estate (3)	(10,756)	(22,092)
Gain on equity securities (4)	—	(22,128)
FFO	64,268	72,275
Add (less): Acquisition and transaction related costs (2)	—	584
Loss on early extinguishment of debt (5)	3,282	414
Normalized FFO	67,550	73,273
Add (less): Non-cash expenses (8)	79	592
Distributions from unconsolidated joint ventures	51	521
Depreciation and amortization - unconsolidated joint ventures	(1,241)	(1,751)
Equity in net losses of investees	276	235
Loss on early extinguishment of debt settled in cash	(1,138)	—
Non-cash straight line rent adjustments included in rental income	(5,583)	(6,794)
Lease value amortization included in rental income	1,432	1,147
Net amortization of debt premiums, discounts and issuance costs	2,283	2,841
Recurring capital expenditures	(16,343)	(16,545)
CAD (7)	$47,366	$53,519

Weighted average common shares outstanding (basic)	48,095	48,031
Weighted average common shares outstanding (diluted)	48,095	48,046

Per common share amounts (basic and diluted):
Net income	$0.23	$0.71
FFO	$1.34	$1.50
Normalized FFO	$1.40	$1.53
CAD	$0.98	$1.11
Distributions declared per share	$0.55	$0.55

(1)
Loss on impairment of real estate for the three months ended March 31, 2019 includes an adjustment of $2,757 to reduce the carrying value of one property to its estimated fair value less costs to sell and a $447 loss on impairment of real estate related to the sale of a portfolio of 34 properties.

(2)
Acquisition and transaction related costs for the three months ended March 31, 2019 consist of post-merger activity costs incurred in connection with OPI's acquisition of Select Income REIT on December 31, 2018 and other related transactions.

(3)
Gain on sale of real estate for the three months ended March 31, 2020 represents a $10,756 net gain on the sale of six properties. Gain on sale of real estate for the three months ended March 31, 2019 represents a $22,092 gain on the sale of one property.

(4)
Gain on equity securities represents an unrealized gain to adjust the carrying value of OPI's former investment in RMR Inc. common stock to its fair value as of March 31, 2019. On July 1, 2019, OPI sold its investment in RMR Inc. common stock.

(5)
Loss on early extinguishment of debt for the three months ended March 31, 2020 includes prepayment fees related to the repayment of two mortgage notes, as well as write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt. Loss on early extinguishment of debt for the three months ended March 31, 2019 includes write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt.

(6)
OPI calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and its proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties, but excluding impairment charges on real estate assets, any gain or loss on sale of real estate and equity securities, as well as certain other adjustments currently not applicable to OPI. In calculating Normalized FFO, OPI adjusts for the other items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of OPI’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by OPI’s Board of Trustees when determining the amount of distributions to OPI’s shareholders. Other factors include, but are not limited to, requirements to maintain OPI's qualification for taxation as a REIT, limitations in OPI’s credit agreement and public debt covenants, the availability to OPI of debt and equity capital, OPI’s expectation of its future capital requirements and operating performance and OPI’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than OPI does.

(7)
OPI calculates CAD as shown above. OPI defines CAD as Normalized FFO minus recurring real estate related capital expenditures and other non-cash and non-recurring items. CAD is among the factors considered by OPI's Board of Trustees when determining the amount of distributions to its shareholders. Other real estate companies and REITs may calculate CAD differently than OPI does.

(8)
Non-cash expenses include equity based compensation, adjustments recorded to capitalize interest expense and amortization of the liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. This liability is being amortized on a straight line basis through December 31, 2035 as an allocated reduction to business management fee expense and property management fee expense, which are included in general and administrative and other operating expenses, respectively.

Office Properties Income Trust
Calculation and Reconciliation of Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI (1)
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Calculation of Property NOI and Property Cash Basis NOI:
Rental income	$149,885	$174,777
Property operating expenses	(49,699)	(57,909)
Property NOI	100,186	116,868
Non-cash straight line rent adjustments included in rental income	(5,583)	(6,794)
Lease value amortization included in rental income	1,432	1,147
Lease termination fees included in rental income	(3)	(294)
Non-cash amortization included in property operating expenses (2)	(121)	(121)
Property Cash Basis NOI	$95,911	$110,806

Reconciliation of Net Income to Property NOI and Property Cash Basis NOI:
Net income	$10,840	$34,019
Equity in net losses of investees	276	235
Income tax expense	39	483
Income before income tax expense and equity in net losses of investees	11,155	34,737
Loss on early extinguishment of debt	3,282	414
Interest expense	27,159	37,133
Interest and other income	(706)	(248)
Gain on equity securities	—	(22,128)
Dividend income	—	(980)
Gain on sale of real estate	(10,756)	(22,092)
General and administrative	7,109	8,723
Acquisition and transaction related costs	—	584
Loss on impairment of real estate	—	3,204
Depreciation and amortization	62,943	77,521
Property NOI	100,186	116,868
Non-cash amortization included in property operating expenses (2)	(121)	(121)
Lease termination fees included in rental income	(3)	(294)
Lease value amortization included in rental income	1,432	1,147
Non-cash straight line rent adjustments included in rental income	(5,583)	(6,794)
Property Cash Basis NOI	$95,911	$110,806

Reconciliation of Property NOI to Same Property NOI (3):
Rental income	$149,885	$174,777
Property operating expenses	(49,699)	(57,909)
Property NOI	100,186	116,868
Less: NOI of properties not included in same property results	(821)	(17,401)
Same Property NOI	$99,365	$99,467

Calculation of Same Property Cash Basis NOI (3):
Same Property NOI	$99,365	$99,467
Add: Lease value amortization included in rental income	1,432	1,254
Less: Non-cash straight line rent adjustments included in rental income	(5,530)	(6,280)
Lease termination fees included in rental income	(3)	(294)
Non-cash amortization included in property operating expenses (2)	(117)	(96)
Same Property Cash Basis NOI	$95,147	$94,051

See Notes on page 9.

(1)
The calculations of Property NOI and Property Cash Basis NOI exclude certain components of net income in order to provide results that are more closely related to OPI’s property level results of operations. OPI calculates Property NOI and Property Cash Basis NOI as shown above. OPI defines Property NOI as income from its rental of real estate less its property operating expenses. Property NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that OPI records as depreciation and amortization expense. OPI defines Property Cash Basis NOI as Property NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fees, if any, and non-cash amortization included in other operating expenses. OPI calculates Same Property NOI and Same Property Cash Basis NOI in the same manner that it calculates the corresponding Property Cash Basis NOI amounts, except that it only includes same properties in calculating Same Property NOI and Same Property Cash Basis NOI. OPI uses Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI differently than OPI does.

(2)
OPI recorded a liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. A portion of this liability is being amortized on a straight line basis through December 31, 2035 as a reduction to property management fee expense, which is included in property operating expenses.

(3)
For the three months ended March 31, 2020 and 2019, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since January 1, 2019, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.

Office Properties Income Trust
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Real estate properties:
Land	$843,418	$840,550
Buildings and improvements	2,672,467	2,652,681
Total real estate properties, gross	3,515,885	3,493,231
Accumulated depreciation	(403,229)	(387,656)
Total real estate properties, net	3,112,656	3,105,575
Assets of properties held for sale	—	70,877
Investments in unconsolidated joint ventures	39,429	39,756
Acquired real estate leases, net	689,512	732,382
Cash and cash equivalents	29,657	93,744
Restricted cash	4,349	6,952
Rents receivable	90,462	83,556
Deferred leasing costs, net	42,612	40,107
Other assets, net	20,028	20,187
Total assets	$4,028,705	$4,193,136

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$348,000	$—
Senior unsecured notes, net	1,619,528	2,017,379
Mortgage notes payable, net	244,252	309,946
Liabilities of properties held for sale	—	14,693
Accounts payable and other liabilities	106,066	125,048
Due to related persons	7,973	7,141
Assumed real estate lease obligations, net	12,512	13,175
Total liabilities	2,338,331	2,487,382

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 200,000,000 shares authorized, 48,200,929 and 48,201,941 shares issued and outstanding, respectively	482	482
Additional paid in capital	2,612,777	2,612,425
Cumulative net income	188,057	177,217
Cumulative other comprehensive loss	(261)	(200)
Cumulative common distributions	(1,110,681)	(1,084,170)
Total shareholders’ equity	1,690,374	1,705,754
Total liabilities and shareholders’ equity	$4,028,705	$4,193,136

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever OPI uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, OPI is making forward-looking statements. These forward-looking statements are based upon OPI’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by OPI’s forward-looking statements as a result of various factors. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond OPI's control. For example:

•
Mr. Blackman states OPI's belief that the near term impact of the COVID-19 pandemic to OPI will not be material due to the strength of its tenant base and he references particular aspects of OPI's tenant base in support of this belief. In addition, OPI states that it believes its overall tenant retention levels may increase as a result of the COVID-19 pandemic. However, if the COVID-19 pandemic and the current economic conditions continue for an extended period of time or worsen, OPI’s tenants may be significantly adversely impacted, which may result in those tenants seeking relief from their rent obligations, their inability to pay rent, the termination of their leases or OPI's tenants not renewing their leases or renewing their leases for less space. Further, some of OPI’s government leases provide the tenant with certain rights to terminate their lease early. Budgetary and other fiscal pressures may result in some governmental tenants terminating their leases early or not renewing their leases. In addition, the COVID-19 pandemic has caused changes in workplace practices, including increased remote work arrangements. To the extent those practices become permanent or increased, leasing demand for office space may decline. Therefore, the impact OPI experiences in the near term may be worse than it expects and its tenant retention levels may not increase and they could decline,

•
Mr. Blackman states that OPI believes that its liquidity and low leverage provide safety for its business as it navigates through the current uncertain economic times. However, if the COVID-19 pandemic and the current economic conditions continue for an extended period or worsen, OPI's portfolio may not prove as stable as currently expected and the strength of its balance sheet may decline. Further, OPI’s ability to borrow under its revolving credit facility is subject to OPI satisfying certain covenants and conditions. If OPI’s operating results and financial condition are significantly negatively impacted by current economic conditions or otherwise, OPI may fail to satisfy those covenants and conditions,

•
Mr. Blackman's statements that OPI's CAD payout ratio for the first quarter provides cushion for its distribution for the remainder of the year may imply that OPI will continue to pay a regular quarterly distribution of $0.55 per share for the remainder of 2020. OPI’s distribution rates are set and reset from time to time by OPI’s Board of Trustees. The OPI Board of Trustees considers many factors when setting distribution rates including OPI’s historical and projected income, Normalized FFO, CAD, the then current and expected needs and availability of cash to pay OPI’s obligations and fund OPI’s investments, distributions which may be required to be paid to maintain OPI’s qualification for taxation as a REIT and other factors deemed relevant by OPI’s Board of Trustees in their discretion. Accordingly, future distribution rates may be increased or decreased and there is no assurance as to the rate at which future distributions will be paid, and

•
Mr. Blackman states that OPI is carefully considering its capital allocation strategy and that it believes it is well positioned to opportunistically deploy capital during 2020. This may imply that OPI will elect to deploy capital in the future, that it will be successful in deploying capital and that its use of capital will produce returns that will benefit OPI. However, OPI may fail to identify and execute on opportunities to deploy capital and any deployment of capital it may make may not result in the returns it expects.

The information contained in OPI’s filings with the SEC, including under “Risk Factors” in OPI’s periodic reports, or incorporated therein, identifies other important factors that could cause OPI’s actual results to differ materially from those stated in or implied by OPI’s forward-looking statements. OPI’s filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
(END)